United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

January 30, 2012
Date of Report (Date of earliest event reported)

SAKER AVIATION SERVICES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52593	87-0617649
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Hangar Road, Avoca, Pennsylvania	18641
(Address of principal executive offices)	(Zip Code)

(570) 457-3400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 31, 2012, Saker Aviation Services, Inc. (the “Company”) entered into a amended and restated Loan Agreement (the “Amended and Restated Loan Agreement”) with Bank of America, N.A. (the “Bank”). The Amended and Restated Loan Agreement, which is effective as of January 30, 2012, increases the Company’s revolving credit facility to $1,150,000 and continues the Company’s $318,198 term loan facility with the Bank. The revolving credit facility portion of the Amended and Restated Loan Agreement is renewable on June 30, 2012 and periodically thereafter with the Bank’s consent. The term loan portion of the Amended and Restated Loan Agreement’s matures on July 20, 2015.

The Company’s prior Loan Agreement with the Bank dated July 20, 2011 (the “Prior Loan Agreement”) was Amended and Restated in its entirety upon the execution of the Amended and Restated Loan Agreement. The Company entered into the Amended and Restated Loan Agreement in order to increase its revolving borrowing availability. The Company intends to use such enhanced availability for working capital and general corporate purposes. Under the Prior Loan Agreement, availability under the revolving credit facility was limited to $650,000.

Amounts outstanding under the revolving credit facility portion of the Amended and Restated Loan Agreement bear interest at a rate equal to the BBA LIBOR rate (as defined in the Amended and Restated Loan Agreement) plus a 2.5% margin (3.26% as of January 31, 2012). Amounts outstanding under the term loan portion of the Amended and Restated Loan Agreement bear interest at a rate equal to 4.2% per year and are repayable in monthly installments of $7,223 each.

Under the Amended and Restated Loan Agreement, the Company has covenanted to maintain on an annual basis a Debt Service Coverage Ratio of at least 1.25 to 1.00. "Debt Service Coverage Ratio" is defined under the Amended and Restated Loan Agreement to mean the ratio of Cash Flow to the sum of the current portion of long-term debt and the current portion of capitalized lease obligations, plus interest expense on all obligations. "Cash Flow" " is defined under the Amended and Restated Loan Agreement as (a) net income, after income tax, (b) less income or plus loss from discontinued operations and extraordinary items, (c) plus depreciation, depletion, amortization, and non-cash deferred taxes (d) plus interest expense on all obligations, and (e) minus dividends, withdrawals, and other distributions.

The Company has also covenanted under the Amended and Restated Loan Agreement to maintain on a quarterly basis a ratio of Funded Debt to EBITDA not to exceed 4:00 to 1:00 from December 31, 2011 through September 30, 2012 and a ratio of 3:00 to 1:00 thereafter. “Funded Debt” " is defined under the Amended and Restated Loan Agreement to mean all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt. “EBITDA" is defined under the Amended and Restated Loan Agreement to mean net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion and amortization.

The security interest in all the Company’s (including all of its subsidiaries’) property pursuant to Security Agreements executed in connection with the Prior Loan Agreement shall continue to apply to the Amended and Restated Loan Agreement. Such Security Agreements provide that all of the Company’s assets secure the Amended and Restated Loan Agreement and require the Company and its subsidiaries to sign confessions of judgment in the event that the amounts outstanding under the Amended and Restated Loan Agreement are not repaid when due. Payments under the Amended and Restated Loan Agreement are due monthly and the Loan Agreement and the Security Agreements contain such other terms, conditions representations and warranties customary to similar agreements.

A copy of the Amended and Restated Loan Agreement and forms of Security Agreements will be attached as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The above summaries of the terms of the Amended and Restated Loan Agreement and Security Agreements are qualified in their entirety by reference to the actual texts of such agreements.

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

  The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2011		SAKER AVIATION SERVICES, INC.

	By:	/s/ Ronald J. Ricciardi
Ronald J. Ricciardi
President and Chief Executive Officer